                                                                  EXHIBIT 99.(4)


                        TIAA-CREF LIFE INSURANCE COMPANY
                   730 Third Avenue, New York, N.Y. 10017-3209
                            Telephone: [800-223-1200]

              ENDORSEMENT TO YOUR PERSONAL ANNUITY SELECT CONTRACT

                       [Effective Date: October 28, 2002]

This endorsement changes some of the provisions of your Personal Annuity Select contract and becomes part of it. IT DOES NOT TAKE AWAY ANY OF THE RIGHTS ESTABLISHED UNDER YOUR CURRENT CONTRACT. It is important that you read this endorsement and attach it to your current contract.

The following provisions are added to your contract:

DOLLAR COST AVERAGING (DCA). In addition to the transfers of accumulations described in your contract, if your accumulation is at least $10,000, you may enroll in dollar cost averaging. Dollar cost averaging allows you to make a series of transfers from one or more of the accounts under your contract (the source accounts) to one or more other accounts (the target accounts). An account may not be both a source account and a target account. Such transfers may be scheduled to be made monthly, quarterly, semi-annually or annually, from the first to the twenty-eighth day of the month. If the scheduled date of a DCA transfer is not a business day, the transfer will be made on the next business day. However, if the next business day is in the following calendar month, the transfer will be made on the prior business day.

The starting date of a DCA series must be at least seven days after we receive all required forms, and may not be during the Right to Examine period described in your contract. DCA transfers will continue until the earliest of the following: the specified number of transfers have been made, or the date you tell us to stop, or your accumulation in any source account is depleted, or your death, or the annuitant's death. You may not have more than one DCA series in effect at any one time.

A periodic transfer amount from the Fixed Account must be specified in dollars, or percentage of accumulation, or as "interest-only." A periodic transfer amount from investment accounts must be specified in dollars, or percentage of accumulation, or in numbers of accumulation units. No more than one of these methods may be chosen for a single DCA series, except that "interest-only" from the Fixed Account may be specified in conjunction with dollar amounts from the investment accounts.

The initial periodic transfer amount must be at least $100, except for transfers that are solely "interest-only" from the Fixed Account. The amount of each transfer from the Fixed Account may not be greater than 20% of the Fixed Account accumulation as of the end of the business day prior to the date of the first transfer.

Changes in a DCA series must be made as described in the Procedure for Elections and Changes section of your contract. Changes must comply with all restrictions described in this endorsement.


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TCL-PAS-END3                                                             Page E1
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Dollar cost averaging is subject to all the transfer provisions described in your contract, except as otherwise provided in this endorsement. All restrictions on non-DCA transfers, as described in your contract, remain in effect. We reserve the right to restrict the availability of DCA transfers to or from any new accounts that are added to your contract after the effective date of this endorsement. We reserve the right to suspend future DCA transfers with ninety days written notice to you.

SYSTEMATIC WITHDRAWALS. In addition to the lump-sum benefits described in your contract, if your accumulation is at least $10,000, you may have withdrawals of accumulations made from one or more of the accounts under your contract (the source accounts) on a systematic basis. Systematic withdrawals may be scheduled to be made monthly, quarterly, semi-annually or annually, from the first to the twenty-eighth day of the month. If the scheduled date of a systematic withdrawal is not a business day, the withdrawal will be paid on the next business day. However, if the next business day is in the following calendar month, the withdrawal will be made on the prior business day.

The starting date of a series of systematic withdrawals must be at least seven days after we receive all required forms, and may not be during the Right to Examine period described in your contract. Systematic withdrawals will continue until the earliest of the following: the specified number of withdrawals have been made, or the date you tell us to stop, or your accumulation in any source account is insufficient, or your death, or the annuitant's death. You may not have more than one series of systematic withdrawals in effect at any one time.

A periodic withdrawal amount from the Fixed Account must be specified in dollars, or percentage of accumulation, or as "interest-only." A periodic withdrawal amount from investment accounts must be specified in dollars, or percentage of accumulation, or in numbers of accumulation units. No more than one of these methods may be chosen for a single series of systematic withdrawals, except that "interest-only" from the Fixed Account may be specified in conjunction with dollar amounts from the investment accounts.

The initial periodic withdrawal amount must be at least $100, except for withdrawals that are solely "interest-only" from the Fixed Account. The amount of each withdrawal from the Fixed Account may not be greater than 20% of the Fixed Account accumulation as of the end of the business day prior to the date of the first withdrawal.

We reserve the right to suspend the availability of systematic withdrawals to you while you own any other nonqualified deferred annuities that were issued by us during the calendar year in which your contract was issued, and that have a contract accumulation greater than zero.

Changes in a series of systematic withdrawals must be made as described in the Procedure for Elections and Changes section of your contract. Changes must comply with all restrictions described in this endorsement.

Systematic withdrawals are subject to all the lump-sum benefit provisions described in your contract, except as otherwise provided in this endorsement. All restrictions on non-systematic withdrawals, as described in your contract, remain in effect. We reserve the right to restrict the availability of systematic withdrawals from any new accounts that are added to your contract


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TCL-PAS-END3                                                             Page E2
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after the effective date of this endorsement. We reserve the right to suspend future systematic withdrawals with ninety days written notice to you.

SYSTEMATIC WITHDRAWALS TO PAY FINANCIAL ADVISOR FEES. You may authorize a series of systematic withdrawals to pay the fees of a financial advisor. Such systematic withdrawals are subject to all provisions applicable to systematic withdrawals, except as otherwise described below.

One series of systematic withdrawals to pay financial advisor fees may be in effect at the same time that one other series of systematic withdrawals is also in effect. Systematic withdrawals to pay financial advisor fees must be scheduled to be made quarterly only, on the first day of each calendar quarter (January 1, March 1, June 1, September 1). The amount withdrawn from each account must be specified in dollars or percentage of accumulation, and will be in proportion to the accumulations in each account at the end of the business day prior to the withdrawal. The financial advisor may request that we stop making withdrawals.

We reserve the right to determine the eligibility of financial advisors for this type of fee reimbursement.


                                                               BERTRAM SCOTT
                                                                 President


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TCL-PAS-END3                                                             Page E3

YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

PART A: OWNER / ANNUITANT DATA

                                                               Annuity
                                        Date of                Starting
                        Contract        Issue                  Date
                        Number          mo  day    yr          mo  day    yr
                      0-800135-6        10  01 2002            12  01 2020

                         Name          Date of Birth      Social Security Number
Annuitant            John J. Jones      12  20 1952                  111-11-1111
Owner                Jane J. Doe        11  15 1950                  ###-##-####

This contract was made and delivered in the state of New York. The validity and effect of the contract are governed by the laws there in force.

The minimum fixed account accumulation interest rate is 3.0%.

The separate account charge is at the effective annual rate of 1.2% per year of an investment account's average net assets. We may choose to waive a portion of the separate account charge.


TCL-1291.3
TIAA-CREF Life PAS                                                        Page 3

YOUR TIAA-CREF LIFE PERSONAL ANNUITY SELECT CONTRACT

The following investment accounts are available as of the date of issue:

[ STOCK INDEX ACCOUNT: This account holds shares in the Stock Index Fund of the TIAA-CREF Life Funds, which seeks a favorable long-term rate of return from a diversified portfolio selected to track the overall market for common stocks publicly traded in the U.S., as represented by a broad stock market index.

      GROWTH EQUITY ACCOUNT: This account holds shares in the Growth Equity Fund of the TIAA-CREF Life Funds, which seeks a favorable long-term return, mainly through capital appreciation, primarily from equity securities that present the opportunity for growth.

      GROWTH & INCOME ACCOUNT: This account holds shares in the Growth & Income Fund of the TIAA-CREF Life Funds, which seeks a favorable long-term return through capital appreciation and investment income primarily from income-producing equity securities .

      INTERNATIONAL EQUITY ACCOUNT: This account holds shares in the International Equity Fund of the TIAA-CREF Life Funds, which seeks favorable long-term returns, mainly through capital appreciation primarily from equity securities of foreign issuers.

      SOCIAL CHOICE EQUITY ACCOUNT: This account holds shares in the Social Choice Equity Fund of the TIAA-CREF Life Funds, which seeks a favorable long-term rate of return that tracks the investment performance of the U.S. stock market while giving special consideration to certain social criteria.

      LARGE-CAP VALUE ACCOUNT: This account holds shares in the Large-Cap Value Fund of the TIAA-CREF Life Funds, which seeks a favorable long-term total return, mainly through capital appreciation, primarily from equity securities of large domestic companies that appear undervalued by the market, based on our evaluation of their potential worth.

      SMALL-CAP EQUITY ACCOUNT: This account holds shares in the Small-Cap Equity Fund of the TIAA -CREF Life Funds, which seeks a favorable long-term total return, mainly through capital appreciation, primarily from equity securities of smaller domestic companies.

      REAL ESTATE SECURITIES ACCOUNT: This account holds shares in the Real Estate Securities Fund of the TIAA-CREF Life Funds, which seeks a favorable long-term total return through both capital appreciation and current income, by investing in equity and fixed-income securities of companies principally engaged in or related to the real estate industry.

For the purposes of section , the following investment accounts are
EQUITY-BASED:
[     Stock Index Account
      Growth Equity Account
      Growth & Income Account
      International Equity Account
      Social Choice Equity Account
      Large-Cap Value Account
      Small-Cap Equity Account
      Real Estate Securities Account.    ]


TCL-1291.3                                                                Page 4
TIAA-CREF Life PAS